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                                                                     Exhibit 4.2


                                 FIRST AMENDMENT

                                     TO THE

                                RIGHTS AGREEMENT

                                     BETWEEN

                                DOCUMENTUM, INC.

                                       AND

                          EQUISERVE TRUST COMPANY, N.A.

         This First Amendment to the Rights Agreement (the "AMENDMENT") is made and entered into as of October 13, 2003 between Documentum, Inc., a Delaware corporation (the "COMPANY"), and EquiServe Trust Company, N.A., as Rights Agent (as successor in interest to BankBoston N.A.) (the "RIGHTS AGENT").

                                 R E C I T A L S

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of February 3, 1999 (the "RIGHTS AGREEMENT");

         WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

         WHEREAS, the Company, EMC Corporation, a Massachusetts corporation (the "PARENT"), and Elite Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the "TRANSITORY SUBSIDIARY") intend to enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which, among other things, Transitory Subsidiary will merge with and into the Company (the "MERGER") and the outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "COMPANY COMMON STOCK") together with each associated Right (as defined in the Rights Agreement) will be converted into the right to receive a certain number of shares of Common Stock, par value $0.01 per share, of the Parent ("PARENT COMMON STOCK"), upon surrender of the certificate representing such share of Company Common Stock, upon the terms and subject to the conditions of the Merger Agreement;

         WHEREAS, on October 13, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to exempt the Merger, the Merger Agreement and the other transactions specifically contemplated thereby from the application of the Rights Agreement; and
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         WHEREAS, the Company intends to modify the terms of the Rights
Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

         2. Amendments.

                  (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(a):

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither EMC Corporation, a Massachusetts corporation (the "PARENT"), nor Elite Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the "TRANSITORY SUBSIDIARY"), nor any of such parties' Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of that certain Agreement and Plan of Merger (the "MERGER AGREEMENT") by and among the Company, the Parent and the Transitory Subsidiary, pursuant to which the Transitory Subsidiary shall be merged with and into the Company, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (the "MERGER"), including any amendment or supplement to the Merger Agreement;
(ii) the acquisition of Common Shares (including the conversion of shares of common stock of the Transitory Subsidiary into Common Shares) pursuant to the Merger Agreement; or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement."

                  (b) Section 1(g) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(g):

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date shall be deemed to have occurred by reason of: (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto; (ii) the acquisition of Common Shares (including the conversion of shares of common stock of the Transitory Subsidiary into Common Shares) pursuant to the Merger Agreement; or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement."

                  (c) Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

         " "FINAL EXPIRATION DATE" shall mean the earlier to occur of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) and
(ii) Close of Business on February 3, 2009."


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                  (d) Section 1(n) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(n):

         "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Shares Acquisition Date shall be deemed to have occurred by reason of: (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto, in connection with the execution of the Merger Agreement; (ii) the acquisition of Common Shares (including the conversion of shares of common stock of the Transitory Subsidiary into Common Shares) pursuant to the Merger Agreement; or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement."

                  (e) Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

         "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of
(i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof. Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto, in connection with the execution of the Merger Agreement; (ii) the acquisition of Common Shares (including the conversion of shares of common stock of the Transitory Subsidiary into Common Shares) pursuant to the Merger Agreement; or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement, shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise."

                  (f) Section 13 of the Rights Agreement is hereby amended by adding the following new sentence to the end of Section 13:

         Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto, in connection with the execution of the Merger Agreement; (ii) the acquisition of Common Shares (including the conversion of shares of common stock of the Transitory Subsidiary into Common Shares) pursuant to the Merger Agreement; or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement, shall be deemed to be events of the type described in this Section 13 or to cause the Rights to become exercisable pursuant to the provisions of this
Section 13 or otherwise.


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                  (g) Section 21 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

         "Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent for the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent for the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his or her Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a corporation, business trust or limited liability company organized and doing business under the laws of the United States or of any state of the United States which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) a direct or indirect wholly-owned subsidiary of such and entity or its wholly-owned parent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent for the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

                  (h) Section 27 of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 27:

         "Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or

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mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest."

         3. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the Company.

         4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

         5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. Certification. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held October 13, 2003, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.




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         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day first above written.

                                        DOCUMENTUM, INC.

                                        By: /s/ Mark Garrett

                                        Name:   Mark Garrett

                                        Title:  Executive Vice President and
                                                Chief Financial Officer


                                        EQUISERVE TRUST COMPANY, N.A.

                                        By: /s/ Margaret M. Prentice

                                        Name:   Margaret M. Prentice

                                        Title:  Managing Director